Exhibit 4.1.3

CONFORMED COPY

LIMITED BRANDS, INC.

(formerly known as THE LIMITED, INC.)

AND

THE BANK OF NEW YORK TRUST COMPANY, N.A.

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of July 17, 2007

to

Indenture

Dated as of March 15, 1988

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of July 17, 2007, between LIMITED BRANDS, INC. (formerly known as THE LIMITED, INC.), a Delaware corporation (the “Company”) and THE BANK OF NEW YORK TRUST COMPANY, N.A., a national banking association, as trustee (the “Trustee”).

Capitalized terms used herein and not otherwise defined herein have the meanings assigned to those terms in the Indenture unless otherwise indicated.

RECITALS

WHEREAS, the Company executed and delivered an indenture dated as of March 15, 1988 (the “Indenture”) between the Company and The Bank of New York;

WHEREAS, the Company executed and delivered the first supplemental indenture dated as of May 31, 2005 among the Company, The Bank of New York, as resigning trustee, and The Bank of New York Trust Company, N.A., as successor trustee;

WHEREAS, Section 1301(a) of the Indenture provides that the Company and the Trustee may enter into one or more indentures supplemental to the Indenture, without consent of the Holders, to add, among other things, covenants and agreements of the Company to be observed thereafter for the protection of the Holders of all or any series of Debt Securities;

WHEREAS, the Company and the Trustee wish to enter into this Supplemental Indenture to add a covenant (“Section 508”) to the Indenture, it being understood and agreed that, in accordance with Section 1301(a), (i) such Section 508 is included solely for the benefit of Holders of $700,000,000 6.90% Notes Due 2017 and $300,000,000 7.60% Notes Due 2037 and (ii) Holders of any other series of Debt Securities shall not be entitled to the benefit of Section 508;

WHEREAS, all requirements necessary to make this Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been done and performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE 1

AMENDMENTS TO CERTAIN PROVISIONS OF INDENTURE

Section 1.01. Amendment of Article 5. Article 5 is hereby amended as follows to add a Section 508:

If a Change of Control Triggering Event occurs, unless the Company has exercised its right to redeem the Securities, Holders of Securities will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their Securities pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, the Company shall offer payment in cash equal to 101% of the aggregate principal amount of Securities repurchased plus accrued and unpaid interest, if any, on the Securities repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, or, at the Company’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company shall mail a notice to Holders of Securities describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase the Securities on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures described herein and in such notice. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice. The Company shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Securities as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions herein, the Company shall be required to comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control provisions herein by virtue of such conflicts.

On the Change of Control Payment Date, the Company shall, to the extent lawful, (i) accept for payment all Securities or portions of Securities properly tendered pursuant to the Change of Control Offer; (ii) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Securities or portions of Securities properly tendered; and (iii) deliver or cause to be delivered to the Trustee the Securities properly accepted together with an officers’ certificate stating the aggregate principal amount of Securities or portions of Securities being purchased.

“Below Investment Grade Rating Event” means the Securities are rated below an Investment Grade Rating by both of the Rating Agencies (as defined below) on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Securities is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s voting stock; or (3) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a wholly owned subsidiary of a holding company that has agreed to be bound by the terms of the Securities and (2) the Holders of the voting stock of such holding company immediately following that transaction are substantially the same as the Holders of the Company’s voting stock immediately prior to that transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (1) was a member of such Board of Directors on the date of original issuance of the Securities; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc.

“Person” means any individual, partnership, corporation, limited liability company, joint stock company, business trust, trust, unincorporated association, joint venture or other entity, or a government or political subdivision or agency thereof.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either Moody’s or S&P ceases to rate the Securities or fails to make a rating of the Securities publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Company (as certified by a Board Resolution) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

ARTICLE 2

MISCELLANEOUS

Section 2.01. Effect Of Supplemental Indenture. Upon the execution and delivery of this Supplemental Indenture by the Company and the Trustee, the Indenture shall be modified in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes; and every Holder of Debt Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

Section 2.02. Indenture Remains in Full Force and Effect. Except as supplemented and amended hereby, all provisions in the Indenture shall remain in full force and effect.

Section 2.03. Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

Section 2.04. Confirmation of Indenture. The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects confirmed and ratified.

Section 2.05. Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision hereof which is required to be included in this Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.

Section 2.06. Separability. In case any one or more of the provisions contained in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.07. Successors and Assigns. All agreements in this Supplemental Indenture shall be binding upon and inure to the benefit of the respective successors and assigns of the Company and the Trustee.

Section 2.08. Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided. The Trustee, for itself and its successor or successors, accepts the terms of the Indenture as amended by this Supplemental Indenture, and agrees to perform the same, but only upon the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

Section 2.09. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY OTHER CONFLICTS OF LAW PROVISIONS.

Section 2.10. Counterparts. This Supplemental Indenture may be executed in any number of counterparts by the parties hereto on separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, as of the day and year first written above.

LIMITED BRANDS, INC. (f/k/a THE LIMITED, INC.)

By:	/s/ Stuart B. Burgdoerfer
Name:	Stuart B. Burgdoerfer
Title:	EVP & Chief Financial Officer

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By:	/s/ Roxane Ellwanger
Name:	Roxane Ellwanger
Title:	Assistant Vice President